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                                                                    EXHIBIT 99.1


                                                                    NEWS RELEASE

                                                        Contact:
                                                        David P. Southwell
                                                        Executive Vice President
                                                        Chief Financial Officer

                                                        Jonae R. Barnes
                                                        Vice President
                                                        Investor Relations
                                                        Sepracor Inc.
                                                        (508) 481-6700

                     SEPRACOR ADOPTS SHAREHOLDER RIGHTS PLAN

MARLBOROUGH, Mass., June 3, 2002 -- Sepracor Inc. (Nasdaq: SEPR) today announced that its Board of Directors has adopted a shareholder rights plan designed to ensure that all Sepracor shareholders receive fair and equal treatment in the event of an unsolicited takeover proposal. The plan is intended to safeguard against abusive takeover tactics that limit the ability of all shareholders to realize the long-term value of their investment in Sepracor. Sepracor's shareholder rights plan is similar to plans adopted by many other publicly-traded companies, and was not adopted in response to any current effort to acquire control of the company.

Under the rights plan, each holder of Sepracor common stock as of the close of business on June 21, 2002, will receive one right for each share of common stock held. The rights will automatically trade with the underlying common stock and will not be exercisable. The rights will only become exercisable if a person acquires beneficial ownership of, or commences a tender offer for, 20 percent or more of Sepracor's common stock, unless, in either case, the transaction was approved by Sepracor's Board of Directors.

If the rights become exercisable, the type and amount of securities receivable upon exercise of the rights would depend on the circumstances at the time of exercise. Initially, each right would entitle holders to purchase one one-thousandth of a share of Sepracor's newly created Series A Junior Participating Preferred Stock at an exercise price of $175.00. If a person acquires 20 percent or more of Sepracor's common stock in a transaction that was not approved by Sepracor's Board of Directors, each right, other than those owned by the acquiring person, would instead entitle the holder to purchase $350.00 worth of Sepracor's common stock for the $175.00 exercise price. If Sepracor is involved in a merger or other transaction with another company that is not approved by Sepracor's Board of Directors, in which Sepracor is not the surviving corporation, or which transfers more than 50 percent of Sepracor's assets to another company, then each right, other than those owned by the acquiring person, would instead entitle the holder to purchase $350.00 worth of the acquiring company's common stock for the $175.00 exercise price.

                                     -more-


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Sepracor's Board of Directors may redeem the rights for $0.001 per right at any time until ten business days after a person acquires 20 percent or more of Sepracor's common stock, or on the date on which any executive officer of Sepracor has actual knowledge of such acquisition, whichever is later. Unless the rights are redeemed or exchanged earlier, they will expire on June 3, 2012.

A summary of the rights plan will be included in a Form 8-K to be filed by Sepracor with the Securities and Exchange Commission and will also be mailed to shareholders of record of Sepracor's common stock shortly after the June 21, 2002 record date.

Sepracor Inc. is a research-based pharmaceutical company dedicated to treating and preventing human disease through the discovery, development, and commercialization of innovative pharmaceutical products that are directed toward serving unmet medical needs. Sepracor's drug development program has yielded an extensive portfolio of pharmaceutical compound candidates, including candidates for the treatment of respiratory, urology and central nervous system disorders. Sepracor's corporate headquarters are located in Marlborough, Massachusetts.

This news release contains forward-looking statements that involve risks and uncertainties, including statements with respect to the distribution of the summary of the rights plan to shareholders of record and the successful development of the company's pharmaceuticals under development. Among the factors that could cause actual results to differ materially from those indicated by such forward-looking statements are: the timing of notices to be delivered in connection with the rights plan; the submission, acceptance, and approval of regulatory filings; the results of clinical trials with respect to products under development; the scope of Sepracor's patents and the patents of others; the commercial success of Sepracor's products; the ability of the company to attract and retain qualified personnel; the performance of Sepracor's licensees; the availability of sufficient funds to continue research and development efforts; and certain other factors that may affect future operating results and are detailed in the company's annual report on Form 10-K for the year ended December 31, 2001 filed with the Securities and Exchange Commission.

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     TO RECEIVE A COPY OF THIS RELEASE OR ANY RECENT RELEASE VIA FAX,
     CALL SEPRACOR'S AUTOMATED NEWS FAX LINE AT 1-800-758-5804 EXT. 780960, OR VISIT OUR WEB SITE AT WWW.SEPRACOR.COM.
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